Exhibit 3.1

ARTICLES OF AMENDMENT
TO
ARTICLES OF AMENDMENT OF
AMENDED & RESTATED ARTICLES OF INCORPORATION
OF
MEDIACO HOLDING INC.
March 23, 2023
MediaCo Holding Inc., a corporation organized and existing under the laws of the State of Indiana (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors (the “Board”) by Article VIII of the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”), and pursuant to the provisions of the Indiana Business Corporation Law, said Board of Directors, at a special meeting held on March 3, 2023, adopted resolutions providing for the amendment of the Articles of Amendment, adopted by the Board on December 9, 2019, establishing the designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Corporation’s Series A Convertible Preferred Stock, which resolutions are as follows:
WHEREAS, the Articles of Incorporation provide for four classes of shares known as Class A Common Stock, par value $.01 per share (“Class A Shares”), Class B Common Stock, par value $.01 per share (“Class B Shares”), Class C Common Stock, par value $.01 per share (“Class C Shares”), and preferred stock, par value $.01 (“Preferred Stock”); and
WHEREAS, the Board of the Company is authorized by the Articles of Incorporation to provide for the issuance of the shares of Preferred Stock in one or series, and by filing articles of amendment pursuant to the applicable law of the State of Indiana, to establish from time to time the number of shares to be included in each such series, and to fix the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, without limitation, the voting rights, dividend rate, purchase or sinking funds, provisions for redemption, conversion rights, redemption price and liquidation preference; and
WHEREAS, on December 9, 2019, the Board designated a total of 300,000 shares of the Preferred Stock as “Series A Convertible Preferred Stock (“Series A Preferred Stock”), and fixed and determined the preferences, rights, qualifications, limitations and restrictions relating to the Series A Preferred Stock as set forth on the Articles of Amendment substantially in the form attached hereto as Exhibit A (the “Articles of Amendment”), which included provision for the payment of PIK dividends on the outstanding shares of Series A Preferred Stock in the form of additional shares of Series A Preferred Stock; and
WHEREAS, the Board now wishes, in order to permit the issuance of additional shares of Series A Preferred Stock as dividends on the outstanding shares of Series A Preferred Stock in accordance with the terms thereof, to designate an additional 200,000 shares of the Preferred Stock as Series A Preferred Stock, with the same preferences, rights, qualifications, limitations and restrictions as the initial 300,000 shares of Series A Preferred Stock.
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate 200,000 shares of the Preferred Stock as “Series A Convertible Preferred Stock, with the preferences, rights, qualifications, limitations and restrictions relating to the Series A Preferred Stock as set forth in the Articles of Amendment; and it is further:
RESOLVED, the officers of the Company be, and each of them hereby is, authorized and directed to file with the Secretary of State of the State of Indiana articles of amendment to the Articles of Amendment in order to designate the additional 200,000 shares of Series A Preferred Stock, in such form as the officer or officers of the Company executing the same on behalf of the Company may approve and to make available for issuance shares of the Series A Preferred Stock pursuant to such articles of amendment, which such articles of amendment shall amend the Articles of Amendment solely by replacing Section 2 of the Articles of Amendment in its entirety as follows:
2.            Designation.  A total of 500,000 shares of the Corporation’s Preferred Stock shall be designated the “Series A Convertible Preferred Stock” (referred to herein as “Series A Preferred Stock”).
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IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to Articles of Amendment to be signed by on the date first written above.

MEDIACO HOLDING INC. By: /s/ Bradford A. Tobin Name: Bradford A. Tobin Title: President, Chief Operating Officer and General Counsel